     As filed with the Securities and Exchange Commission on August 13, 2001
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                               FLORIDA BANKS, INC.
             (Exact name of registrant as specified in its charter)

             FLORIDA                                            58-2364573
 (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                            Identification No.)

                                                     T. EDWIN STINSON, JR.
                                                    CHIEF FINANCIAL OFFICER
       5210 BELFORT ROAD                              5210 BELFORT ROAD
          SUITE 310                                       SUITE 310
  JACKSONVILLE, FLORIDA 32256                     JACKSONVILLE, FLORIDA 32256
       (904) 332-7770                                   (904) 332-7770
(Address, including zip code,                (Name, address, including zip code,
 and telephone number, offices)                and telephone number, including
                                               area code, of agent for service)

                                   Copies to:

                             BRADLEY D. HOUSER, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                           ONE SOUTHEAST THIRD AVENUE
                                   SUITE 2800
                              MIAMI, FLORIDA 33131
                                 (305) 374-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================== =================== =================== ====================== ==================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED        REGISTERED (1)        PER SHARE (2)           PRICE (2)        REGISTRATION FEE(2)
---------------------------------------- ------------------- ------------------- ---------------------- ------------------
Common Stock, par value $.01 per share .... 1,022,830 shares       $5.95              $6,085,839             $1,522
======================================== =================== =================== ====================== ==================

(1) Shares of common stock which may be offered pursuant to this Registration Statement consist of 1,022,830 shares issuable upon conversion of 102,283 shares of Registrant's Series B Convertible Preferred Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sales prices of the Registrant's common stock on August 6, 2001 on the Nasdaq National Market.

                                 ---------------

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

[LOGO]

                               FLORIDA BANKS, INC.

                                1,022,830 SHARES

                                  COMMON STOCK

                             -----------------------


         The shareholders of Florida Banks, Inc. named in this prospectus under the heading entitled "Selling Shareholders" may offer from time to time up to 1,022,830 shares of our common stock.

         The selling shareholders may sell their shares pursuant to the "Plan of Distribution" set forth on page 17. We will not receive any proceeds from their sales of such shares, but we are contractually obligated to and will bear the costs relating to the registration of the shares.

         Our common stock is listed on the Nasdaq National Market and trades under the symbol "FLBK." On August 6, 2001, the closing price of a share of our common stock on the Nasdaq National Market was $6.00.

                         -------------------------------



         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5.

                         -------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                    This prospectus is dated August __, 2001.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS..........................................................2

FLORIDA BANKS, INC................................................................................................3

RISK FACTORS......................................................................................................5

WARNING ABOUT FORWARD-LOOKING STATEMENTS.........................................................................11

USE OF PROCEEDS..................................................................................................12

RESALE OF SHARES COVERED BY THIS PROSPECTUS......................................................................12

SELLING SHAREHOLDERS.............................................................................................13

PLAN OF DISTRIBUTION.............................................................................................17

LEGAL MATTERS....................................................................................................19

EXPERTS..........................................................................................................19

WHERE YOU CAN FIND MORE INFORMATION..............................................................................20



            DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this prospectus the information contained in the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities covered by this prospectus are sold:

         o  our Annual Report on Form 10-K for the year ended December 31, 2000;

         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         o  our Current Report on Form 8-K filed on July 3, 2001; and

         o  our Registration Statement on Form 8-A, filed July 24, 1998.

         We will provide, at no cost, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such through written or oral request by contacting our office of Investor Relations, Florida Banks, Inc., 5210 Belfort Road, Suite 310, Jacksonville, FL 32256, telephone number:
(904) 332-7770.

                               FLORIDA BANKS, INC.

GENERAL

         Florida Banks, Inc. was formed to create a statewide community banking system focusing on the largest and fastest growing markets in Florida. We operate through our wholly-owned banking subsidiary, Florida Bank, N.A., which is referred to in this prospectus as the "Bank." We currently operate community banking offices in the Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg - Clearwater) and Marion County (Ocala) markets. Future business plans include entry into the markets of Orlando and the greater Palm Beach area. As opportunities arise, we may also expand into other Florida market areas with demographic characteristics similar to the Orlando and the greater Palm Beach area markets. Within each of our markets, we offer a broad range of traditional banking products and services, focusing primarily on small and medium-sized businesses.

         Our community banking approach emphasizes responsive and personalized service to our customers. Our strategy includes attracting strong local management teams. We seek local management teams who have significant banking experience, strong community contacts and strong business development potential. After local management teams are identified, we establish community banking offices in each of our markets. Each management team:

         o operates one or more community banking offices within its particular market area;

         o  has a high degree of local decision-making authority; and

         o operates in a manner that provides responsive, personalized services similar to an independent community bank.

         Upon our entry into a new market area, we undertake a marketing campaign utilizing an officer calling program and community-based promotions. In addition, management is compensated based on profitability, growth and loan production goals, and each market area is supported by a local board of advisory directors, which is provided with financial incentives to assist in the development of banking relationships throughout the community.

         We believe that the significant consolidation in the banking industry in Florida has disrupted customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered such larger financial institutions through less personalized delivery systems which has created a need for higher quality services to small and medium-sized businesses. In addition, consolidation of the Florida banking market has dislocated experienced and talented management personnel due to the elimination of redundant functions and the need to achieve cost savings. As a result of these factors, we believe we have attracted and maintained our targeted banking customers and experienced management personnel within our markets.



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

         The community banking offices within each market area are supported by centralized back office operations. From our main offices located in Jacksonville and our operations center in Tampa, we provide a variety of support services to each of the community banking offices, including back office operations, investment portfolio management, credit administration and review, human resources, compliance, internal audit, administration, training and strategic planning. Core processing, check clearing and other similar functions are currently outsourced to major vendors. As a result, these operating strategies enable us to achieve cost efficiencies and to maintain consistency in policies and procedures and allow the local management teams to concentrate on developing and enhancing customer relationships.

         We expect to establish community banking offices in additional market areas, primarily by opening new branch offices of the Bank. We will also, however, evaluate opportunities for strategic acquisitions of financial institutions in markets that are consistent with our business plan.

         We were incorporated in Florida on October 15, 1997. Our common stock began trading on Nasdaq on July 30, 1998.

         A full description of our business can be found in our Annual Report on Form 10-K for the year ended December 31, 2000.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS TO WHICH WE REFER YOU UNDER THE HEADING "DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS" ON PAGE 2 BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE ARE FACED WITH. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT ARE CURRENTLY DEEMED IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS REGISTRATION STATEMENT.

RISKS RELATING TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY

We were incorporated on October 15, 1997 and acquired the Bank on August 4, 1998. Accordingly, we have a limited history of operations as a financial holding company. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. To address these risks, we must, among other things, continue to expand into new markets, build our customer base, respond to competitive developments, continue to attract, retain and motivate qualified management and employees and continue to upgrade our technologies, products and services. We cannot predict whether we will be successful in addressing such risks. We may incur additional operating losses as a result of the expenditures that must be incurred by us in connection with addressing these risks.

WE MUST EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION

We intend to pursue an aggressive growth strategy for the foreseeable future. Our growth and future results of operations will be affected by our ability to, among other things:

         o identify suitable markets and sites for new community banking offices;

         o  build our customer base;

         o  attract qualified bank management;

         o negotiate agreements with acceptable terms in connection with the acquisition of existing banks;

         o  maintain adequate working capital;

         o maintain appropriate policies, procedures and systems to ensure that our loan portfolio maintains an acceptable level of credit risk and loss; and

         o manage the costs associated with expanding our infrastructure, including systems, personnel and facilities.

The process of opening new bank locations and evaluating, negotiating and integrating acquisition transactions, which is the focus of our growth strategy, may divert management time and resources. We cannot assure you that we will be able to expand our market presence in the Bank's existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Moreover, we cannot assure you that we will be able to integrate successfully or operate profitably any newly established branch office or acquired financial institution. We additionally cannot assure you that we will not incur disruption and unexpected expenses in integrating newly established operations. Our failure to manage growth effectively would have an adverse and material impact on our financial condition and results of operations, and could affect our ability to implement our business strategy successfully. Also, if our growth occurs more slowly than anticipated or declines, our operating results could be materially affected. If we fail to maintain or increase our current rate of growth, the market price of our common stock may decline.

WE MUST RELY ON LOCAL MANAGEMENT TEAMS

When entering new geographic markets, we will need to establish relationships with additional well-trained local senior management and other employees. In order to effect our business strategy, we will be substantially reliant upon local management. Our strategy gives significant local decision-making authority to our senior officers and managers in any new bank office location. We cannot assure you that we will be able to establish such local affiliations and attract qualified management personnel. Our inability to attract qualified management personnel as we pursue our expansion strategy could have a material adverse effect on our financial condition and results of operations.

WE FACE INTENSE COMPETITION IN THE MARKET AREAS OF THE BANK

Vigorous competition exists in all areas where the Bank presently engages in business. The Bank faces intense competition in its market areas from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Bank. Other banks, many of which have higher legal lending limits, actively compete for loans, deposits and other services which the Bank offers. Competitors of the Bank include commercial banks, savings banks, savings and loan associations, insurance companies, asset-based non-bank lenders, finance companies, credit unions, mortgage companies and other financial institutions. Trends toward the consolidation of the banking industry may make it more difficult for smaller banks, such as the Bank, to compete with large national and regional banking institutions. We cannot assure you that we will compete successfully against our competitors. The Bank's failure to compete effectively for deposit, loan and other banking customers in its market areas could cause it to lose market share, slow its growth rate and may adversely and materially impact our financial condition and results of operations.

WE MUST EFFECTIVELY MANAGE OUR CREDIT RISK

There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of nonpayment of loans is inherent in commercial banking. Moreover, the Bank expects to focus on loans to small and medium-sized businesses, which may result in a large concentration by the Bank of loans to such businesses. We will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Moreover, as we expand the Bank's operations into new geographic markets, our credit administration and loan underwriting policies will be required to adapt to the local lending and economic environments of these new markets. There is no assurance that our credit administration personnel, policies and procedures will adequately adapt to such new geographic markets. At June 30, 2001, real estate loans, which included construction and commercial loans secured by real estate and residential mortgages, comprised 63.7% of the Bank's total loan portfolio, net of deferred loan fees. The Bank presently generates all of its real estate mortgage loans in Florida. Therefore, conditions of the Florida real estate market could strongly influence the level of the Bank's non-performing mortgage loans and the results of operations and financial condition of the Bank and us. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, and the availability of loans to potential purchasers. In addition, Florida historically has been vulnerable to certain natural disaster risks, such as floods, hurricanes and tornadoes, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact the ability of borrowers to repay loans made by the Bank. The existence of adverse economic conditions, declines in real estate values or the occurrence of such natural disasters in Florida could have a material adverse effect on our business, future prospects, financial condition or results of operations. Our failure to adapt our credit policies and procedures on an adequate and timely basis to new markets or to provide sufficient oversight to its lending activities could result in an increase in nonperforming assets. An increase in nonperforming assets will cause operating losses, impairing liquidity and eroding capital, and could have a material adverse effect on our business, financial condition or results of operations.

WE MUST PROPERLY MAINTAIN ALLOWANCES FOR LOAN LOSSES

Experience in the banking industry indicates that a portion of our loans will become delinquent, some of which will require partial or entire charge-off. Despite our underwriting criteria, we experience loses for reason of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and problems affecting the credit of the borrower. We determine the adequacy of our allowance for loan losses by considering various factors, including:

         o an analysis of the risk characteristics of various classifications of loans;

         o  previous loan loss experience;

         o  specific estimated fair value of the underlying collateral;

         o  current economic conditions;

         o  the view of our regulators; and

         o  geographic and industry loan concentration.

Despite these considerations, however, our allowance for loan losses may not be adequate if delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida. We cannot assure you that our allowance for loan losses will be adequate to cover actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios. These losses may require significant increases to the allowance for loan losses in the future. Significant and unexpected additions to our allowance for loan losses would materially affect our results of operations in that period.

OUR OPERATIONS ARE SIGNIFICANTLY EFFECTED BY INTEREST RATE CHANGES

Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results.

OUR BUSINESS FACES UNPREDICTABLE ECONOMIC CONDITIONS

General economic conditions impact the banking industry. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including:

         o  national and local economic conditions;

         o  the supply and demand for investable funds;

         o  interest rates; and

         o  federal, state and local laws affecting these matters.

Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on our financial condition and results of operations, which, in all likelihood, would adversely affect the market price of our common stock.

WE RELY ON THE BANK TO FUND OUR OPERATIONS

We have no significant independent sources of revenue. Cash dividends and other payments that we receive from the Bank serve as our principal source of funds to pay dividends on the common stock and our other securities, to service indebtedness and to fund operations. The payment of dividends by the Bank to us is subject to certain restrictions imposed by federal banking laws, regulations and authorities. Our success and profitability is dependent on the success and profitability of the Bank.

WE MUST ADAPT TO TECHNOLOGICAL ADVANCES AND UPGRADE THE COMPANY'S INTERNAL
SYSTEMS

The banking industry is undergoing, and management believes will continue to undergo, technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to enhance efficiencies in our operations. We believe that keeping pace with technological advances is important for us, as long as its emphasis on personalized services is not adversely impacted. Many of our competitors will have substantially greater resources than us to invest in technological and infrastructure improvements. We cannot assure you that the Bank will be able to implement new technology-driven products and services effectively or to market successfully such products and services to its clients. Furthermore, the Bank outsources many of its core technology-related systems. We, therefore, are dependent upon these outside vendors to provide many of our technology-related products and services. The Bank's failure to acquire, implement or market new technology could impact its ability to compete and have an adverse and material effect on our financial condition and results of operations.

THERE ARE ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS

Our Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation") contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions with Interested Persons, which are defined in the Articles of Incorporation as those persons who own greater than 5% or more of the shares of our stock entitled to vote in election of directors, unless that transaction is approved by three quarters of our Board of Directors. This approval is in addition to any other required approval of the Board of Directors or shareholders. In addition, the Articles of Incorporation provide for the Board of Directors to be classified into three classes, as nearly equal in number as possible. Directors are elected to serve for three year terms. Our Amended and Restated By-Laws (the "By-Laws") also contain provisions which (1) authorize the Board to determine the precise number of members of the Board and authorize either the Board or the shareholders to fill vacancies on the Board, (2) authorize any action required or permitted to be taken by our shareholders to be effected by consent in writing; and (3) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders. The issuance of preferred stock by us could also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us and could adversely affect the voting power or other rights of holders of the Common Stock. These provisions may have the effect of impeding the acquisition of control of Florida Banks by means of a tender offer, a proxy fight, open-market purchases or otherwise, without approval of such acquisition by the Board of Directors. These anti-takeover provisions may make it more difficult to remove our current Board of Directors and management. These provisions may also discourage bids of our common stock at a premium and cause the market price of our common stock to decline.

WE FACE FUTURE CAPITAL NEEDS

The Board of Directors may determine from time to time a need to obtain additional capital through the issuance of additional shares of Common Stock or other securities. These issuances would dilute the ownership interests in Florida Banks of the investors in the Offering and may dilute the per share book value of the common stock. New investors may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

Florida Banks and the Bank operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve System, the OCC, the Federal Deposit Insurance Corporation, the Florida Department of Banking and Finance and the Securities and Exchange Commission. These regulations are generally intended to provide protection for depositors and customers rather than for the benefit of shareholders. We and the Bank are subject to future legislation and government policy, including bank deregulation and interstate expansion, which could materially adversely affect the banking industry as a whole, including the operations of us and the Bank. The establishment of branches or the acquisitions of banks in Identified Markets and other market areas is subject to the prior receipt of certain regulatory approvals. Failure to obtain such regulatory approvals may adversely and materially effect our business, future prospects, financial condition or results of operations. We are unable to predict the nature or the extent of the effect on our business and earnings that monetary policies, economic control, or new Federal or state legislation may have in the future.

WE ARE DEPENDENT ON KEY PERSONNEL

The success of the Bank depends to a significant extent upon the performance of its respective Presidents and Vice Presidents, the loss of any of whom could have an adverse and material effect on the Bank. We believe that the Bank's future success will depend in large part upon its ability to retain such personnel. We cannot assure you that the Bank will be successful in retaining such personnel.

RISKS RELATED TO THIS OFFERING

OUR STOCK IS SUBJECT TO POTENTIAL DILUTION

         As of July 23, 2001, 102,283 shares of our Series B Preferred Stock were issued and outstanding. Each share of the Series B Preferred Stock is convertible into ten shares of common stock. If converted on July 23, 2001, the

Series B Preferred Stock would have been converted into approximately 1,022,830 shares of common stock based on the current conversion price of $6.80 per share. Also, the shares of Series B Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock in which the Series B Preferred Stock may be converted are being registered pursuant to this registration statement.

         As of July 23, 2001, 980,800 shares of common stock were reserved for issuance upon exercise of warrants and options other than in connection with the Series B Preferred Stock. 1,022,830 shares of common stock were reserved for issuance upon conversion of the Series B Preferred Stock. As of August 6, 2001, there were a total of 5,709,004 shares of common stock outstanding. The sale, or availability for sale, of a substantial number of shares of common stock in the public market as a result of or following this offering could adversely affect the common stock's market price and could impair our ability to raise additional capital through the sale of equity securities.

WE CURRENTLY DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON THE COMMON STOCK

         We currently intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Therefore, any gains from your investment in our common stock must come from increase in its market price.

ILLIQUIDITY IN OUR COMMON STOCK MAY ADVERSELY AFFECT YOUR INVESTMENT

         Illiquidity means that you may not be able to find a buyer to purchase your securities readily or at prices that will enable you to realize a desired profit or loss. Although shares of Florida Banks, Inc. are listed on the Nasdaq National Market, the average daily trading volume may restrict the ability of shareholders to buy or sell large amounts of stock without affecting the market price.

                    WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

         You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the factors set forth under the heading "Risk Factors," beginning on page 5 of this prospectus. These and other factors may cause our actual results to differ materially from any forward-looking statement.

         Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" and other statements made from time to time from us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions by us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling shareholders. This offering satisfies our obligations to register under the Securities Act of 1933, as amended, the resale of shares of our common stock in accordance with an agreement between selling shareholders and us.

                   RESALE OF SHARES COVERED BY THIS PROSPECTUS

         This prospectus covers the resale by the selling shareholders listed in the table under the heading "Selling Shareholders" of up to 1,022,830 shares of our common stock, that may be issued upon conversion of the Series B Preferred Stock which are held by the selling shareholders. This prospectus does not cover the sale of shares by any person other than the persons listed in the table under the heading "Selling Shareholders" IF THE SELLING SHAREHOLDERS TRANSFER SHARES OF SERIES B PREFERRED STOCK HELD BY THEM, THE TRANSFEREE MAY NOT SELL THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES B PREFERRED STOCK PURSUANT TO THIS PROSPECTUS UNLESS WE APPROPRIATELY AMEND OR SUPPLEMENT THIS PROSPECTUS.

                              SELLING SHAREHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of August 6, 2001 by the selling shareholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable upon conversion of the Series B Preferred Stock, which are convertible within 60 days of August 6, 2001.

         The percentage of beneficial ownership for the following table is based on 5,709,004 shares of common stock outstanding as of August 6, 2001 and 6,731,834 shares of common stock outstanding after the completion of this offering. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table has sole voting and investment power with respect to all shares of common stock.

         Except as set forth below, the selling shareholders have not had any position, office or other material relationship with Florida Banks within the past three years. The table assumes that the selling shareholders sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.


                                                                                              SHARES BENEFICIALLY
                                                                                                 OWNED AFTER THE
                                                       SHARES BENEFICIALLY                           OFFERING
      NAME AND ADDRESS OF                                OWNED BEFORE        SHARES BEING     ---------------------
       BENEFICIAL OWNER                                   THE OFFERING        OFFERED         NUMBER   PERCENTAGE
       ----------------                                   ------------        -------         ------   ----------
Richard L. and Sandra L. Andrews Trust                          5,000           5,000               0            *

Thomas J. and Martha M. Azzarelli                               5,000           5,000               0            *

Jack W. Behn                                                    5,000           5,000               0            *

Black Diamond Offshore Ltd. (1)                               549,300          95,580         255,200         3.79%

C.L.D. Investments, LTD                                        10,000          10,000               0            *

Salomon Smith Barney Custodian FBO                             10,000          10,000               0            *
Larry C. Carey, IRA

Merriem J. Chapman                                              5,000           5,000               0            *

Virginia Jones Charest                                         20,000          20,000               0            *

CMB Capital, LLC (2)                                           73,550          73,550               0            *

John B. Culpepper                                              15,000          15,000               0            *

Don Stewart Stables, Inc.                                       5,000           5,000               0            *


                                                                                              SHARES BENEFICIALLY
                                                                                                 OWNED AFTER THE
                                                       SHARES BENEFICIALLY                           OFFERING
      NAME AND ADDRESS OF                                OWNED BEFORE        SHARES BEING     ---------------------
       BENEFICIAL OWNER                                   THE OFFERING        OFFERED         NUMBER   PERCENTAGE
       ----------------                                   ------------        -------         ------   ----------

Richard R. Dostie, IRA                                          5,000           5,000               0            *

Double Black Diamond Offshore LDC(3)                          549,300         198,520         255,200         3.79%

Falcom Communications, Inc.                                     5,000           5,000               0            *

Elizabeth T. Futch                                              5,000           5,000               0            *

Arletta K. Hicks,  Trustee of the Arletta K. Hicks              5,000           5,000               0            *
Trust

Smith Barney IRA FBO Charles E. Hughes, Jr. (4)               209,683          10,000         199,683         2.96%

Thomas D. Ingram                                                5,000           5,000               0            *

Raymond  James &  Associates,  Inc. Custodian FBO               5,600           5,600               0            *
William S. Ivester IRA

J. Malcolm Jones, Jr. (5)                                      83,500          15,000          53,500            *

Virginia S. Jones                                              15,000          15,000               0            *

Hugh H. Jones & John  Gaultney, Co-TTEES of the                 5,880           5,880               0            *
Hugh H. Jones, Jr. Irrevocable Trust DTD. 12/04/96

Hugh H. Jones TTEE. for the Hugh H. Jones, Jr.                  5,880           5,880               0            *
Irrevocable Trust DTD. 3/19/93

Perry J. Kenner (6)                                             3,872           1,500           2,372            *

KIM Enterprises, L.P.                                           5,000           5,000               0            *

Robin F. Kippenberger                                           5,000           5,000               0            *

Legacy Financial Partners, LLC                                 55,000          55,000               0            *

David L. Lentes                                                 5,000           5,000               0            *

Carl W. Lindell, Jr.                                           15,000          15,000               0            *

Eleanor P. Lyon, TTEE U/A DTD  4/17/91 by Eleanor               5,000           5,000               0            *
P. Lyon


                                                                                              SHARES BENEFICIALLY
                                                                                                 OWNED AFTER THE
                                                       SHARES BENEFICIALLY                           OFFERING
      NAME AND ADDRESS OF                                OWNED BEFORE        SHARES BEING     ---------------------
       BENEFICIAL OWNER                                   THE OFFERING        OFFERED         NUMBER   PERCENTAGE
       ----------------                                   ------------        -------         ------   ----------

Wilford C. Lyon,  TTEE Wilford C. Lyon Jr. Grantor(7)          92,500          10,000          77,500         1.15%

Boyd E. Lyon, Sr.                                               7,500           7,500               0            *

Charles  Schwab  & Co., Inc. FBO: Kenneth  Hood                 7,500           7,500               0            *
MacKay, III IRA

William B. Martin                                               5,000           5,000               0            *

Ray F. Mathis                                                   5,000           5,000               0            *

Sandy McBride                                                   5,000           5,000               0            *

Kenneth R. McGurn and Linda C. McGurn as tenants               14,000           5,000           9,000            *
by the entirety

David McIntosh (8)                                             12,225           5,000           7,225            *

John S. McMullen (9)                                           20,000          15,000           5,000            *

David R. Murphy, III                                           30,000          30,000               0            *

Hinton Nobles IRA Rollover 3/19/98                             40,000          40,000               0            *

John and Michael Paglia                                         9,692           8,820             872            *

Selvin Passen, M.D.                                            15,000          15,000               0            *

Martin Passen                                                   5,000           5,000               0            *

John L. and Brandie L. Puls                                    15,000          15,000               0            *

Samuel L. Renfroe and Marjorie R. Renfroe                       5,000           5,000               0            *

Judith Richman and Jill Paul                                    5,000           5,000               0            *

Bree R. Ringhaver                                              20,000          20,000               0            *

Bessemer Trust Company, Trustee  of the  Don D                  5,000           5,000               0            *
Roberts IRA Rollover

David Ruppel, Maxine M. Sterghos                               10,000          10,000               0            *


                                                                                              SHARES BENEFICIALLY
                                                                                                 OWNED AFTER THE
                                                       SHARES BENEFICIALLY                           OFFERING
      NAME AND ADDRESS OF                                OWNED BEFORE        SHARES BEING     ---------------------
       BENEFICIAL OWNER                                   THE OFFERING        OFFERED         NUMBER   PERCENTAGE
       ----------------                                   ------------        -------         ------   ----------

M. G. Sanchez (10)                                            160,000           5,000         150,000         2.23%

Salomon Smith Barney, IRA Custodian FBO                       160,000           5,000         150,000         2.23%
M.G. Sanchez

William S. Serata                                              10,000          10,000               0            *

W. Carl Smith (11)                                            383,600          60,000         323,600         4.80%

Dan J. and Tresha T. St. John JTWROS                            7,500           7,500               0            *

John R. Stoner, TTEE John R. Stoner Org Inc DBPP               15,000          15,000               0            *

William I. Sultanfuss II                                       15,000          15,000               0            *

Edward L. Toney                                                 5,000           5,000               0            *

Mark D. Walker IRA Rollover                                     5,000           5,000               0            *

WIT Ventures, LTD (12)                                         30,000          30,000               0            *

Mark Wolfson IRA Account                                        5,000           5,000               0            *

Y-NOT, L.L.C                                                   15,000          15,000               0            *



---------------------------------------------------
*    Less than 1%.

(1) Double Black Diamond Offshore LDC, Black Diamond Offshore, Ltd., Carlson Capital L.P., Carlson Offshore Advisors L.P., and Clint D. Carlson are affiliates.

(2) CMB Capital is controlled by Clay Biddinger, a member of the board of directors.

(3) Double Black Diamond Offshore LDC, Black Diamond Offshore, Ltd., Carlson Capital L.P., Carlson Offshore Advisors L.P., and Clint D. Carlson are affiliates.

(4) Includes 86,667 shares subject to immediately exercisable options. Although options to purchase 80,000 of such 86,667 shares will become exercisable in equal amounts over eight years, these shares are considered immediately exercisable because upon the termination of Mr. Hughes' employment with Florida Banks for any reason (by either Mr. Hughes or Florida Banks) all such options will become immediately exercisable. Mr. Hughes is president and chief executive officer of Florida Banks and serves as a member of its board of directors.

(5) Includes 7,000 shares subject to immediately exercisable options and 15,000 shares owned by Mr. Jones's spouse. Mr. Jones is a member of the board of directors of Florida Banks.

(6)  Mr. Kenner is the Controller of Florida Banks.

(7) Includes 7,000 shares subject to immediately exercisable options, 5,000 shares held by Mr. Lyon's spouse, 5,000 shares controlled by Mr. Lyon's spouse and 20,000 shares held by Mr. Lyon's children. Mr. Lyons is a member of the board of directors of Florida Banks.

(8) Includes 7,000 shares subject to immediately exercisable options. Mr. McIntosh is a member of the board of directors of Florida Banks.

(9) Includes 5,000 shares controlled by Mr. McMullen as trustee. Mr. McMullen is the former President of the Bank.

(10) Includes 75,000 shares subject to immediately exercisable options. Mr. Sanchez is Chairman of the board of directors of Florida Banks.

(11) Includes 357,600 shares of common stock held individually by Mr. Smith, 25,000 shares of common stock controlled by Mr. Smith's spouse and 1,000 shares held by Mr. Smith's spouse.

(12) Andrew Krusen, a member of the board of directors of Florida Banks, is a General Partner of WIT Ventures, Ltd.

                              PLAN OF DISTRIBUTION

         The selling shareholders named in the table above or pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. All of such persons are "selling shareholders" as that term is used in this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. If a selling stockholder transfers shares of Series B Preferred Stock, the transferee of such shares may not sell the shares of common stock issuable upon conversion of these shares pursuant to this prospectus unless we appropriately amend or supplement this prospectus.

         The selling shareholders acquired from us the shares of our Series B Preferred Stock which are convertible into our common stock. The shares being offered by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions):

         o on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;

         o  in privately-negotiated transactions;

         o  through the writing of options on the shares;

         o  short sales; or

         o  any combination thereof.

         The sale price to the public may be:

         o  the market price prevailing at the time of sale;

         o  a price related to such prevailing market price;

         o  at negotiated prices; or

         o such other price as the selling shareholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or amendment to this prospectus.

         The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling shareholders, or their respective transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Bruce Culpepper, a shareholder of Akerman, Senterfitt & Eidson, P.A., serves on our board of directors.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:


Judiciary Plaza                   Citicorp Center                   7 World Trade Center
450 Fifth Street, N.W.            500 West Madison Street           Suite 1300
Washington, D.C. 20549            Chicago, Illinois 60621           New York, New York 10048



         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is HTTP://WWW.SEC.GOV. The Securities Exchange Act of 1934 file number for our SEC filings is 0-21366.

         Florida Banks has filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling shareholders. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                         -------------------------------

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses to be paid by the registrant in connection with sale of the securities being registered in the prospectus. All amounts are estimates, except the registration fee.

         Securities and Exchange Commission registration fee        $  1,522
         Accounting fees and expenses                                  6,000
         Legal fees and expenses                                       6,000
         Miscellaneous                                                   500
                                                                    --------
                  Total                                              $14,022
                                                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) The Florida Business Corporation Act (the "FBCA") permits a corporation to indemnify a person who is a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was a director, officer, employee or agent of another entity at the request of the corporation. The indemnification may cover any liability incurred in connection with such proceeding, including any appeal, if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The FBCA also provides that a director, officer, employee, or agent of a corporation who has been successful in defense of any proceeding referred to in the preceding paragraph, or in defense of any claim, issue, or matter therein, shall be indemnified against expenses incurred in connection with such defense. Such expenses may be paid in advance of the final disposition of such proceeding, if the indemnified party provides an undertaking to repay such advanced amounts if ultimately found not to be entitled to indemnification for such expenses.

The FBCA also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections.

The FBCA further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (b) Our Articles of Incorporation permit, and our Bylaws provide for, indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

         (c) We maintain directors' and officers' liability insurance coverage for our directors and officers and those of our subsidiaries and for certain other executive employees. This coverage insures these persons against certain losses that may be incurred by them in their respective capacities as directors, officers or employees, with respect to which they may or may not be indemnified under the provisions of our Articles of Incorporation or Bylaws.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT      DESCRIPTION OF EXHIBIT
-------      ----------------------

*3.1          Articles of Incorporation of Florida Banks, Inc., as amended

*3.1.1 Second Amended and Restated Articles of Incorporation of Florida Banks, Inc.

3.1.2 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Florida Banks, Inc. (filed herewith)

*3.2          By-Laws of Florida Banks, Inc.

*3.2.1        Amended and Restated By-Laws of Florida Banks, Inc.

*4.1          Specimen Common Stock Certificate

5.1 Opinion and Consent of Akerman, Senterfitt & Eidson, P.A. (filed herewith)

*10.1         Form of Employment Agreement between the Company and Charles E.
              Hughes, Jr.

*10.2         Florida Banks, Inc. 1998 Stock Option Plan

*10.2.1       Form of Incentive Stock Option Agreement

*10.2.2       Form of Non-qualified Stock Option Agreement

*10.3 Form of Employment Agreement between the Company and T. Edwin Stinson, Jr., Don D. Roberts and Richard B. Kensler

23.1          Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
              5.1)

23.2          Consent of Deloitte & Touche LLP (filed herewith)

24.1 Powers of Attorney (included on signature page of this registration statement)

-------------
* Incorporated by reference to the Company's Registration Statement on Form S-1, Commission File No. 333-5087

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (b) The undersigned registrant hereby undertakes
                  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) Insofar as indemnification for liabilities
                  arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           (d) For purposes of determining any liability under
                  the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida.

Dated: August 10, 2001           FLORIDA BANKS, INC.


                                 By: /s/ CHARLES E. HUGHES, JR.
                                     -----------------------------------------
                                        Charles E. Hughes, Jr.
                                        President and Chief Executive Officer

                               POWERS OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Charles E. Hughes, Jr. and T. Edwin Stinson, Jr., and either of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 10, 2001 by the following persons in the capacities indicated.

SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----
/s/ CHARLES E. HUGHES, JR.                  President, Chief Executive Officer and      August 10, 2001
--------------------------                  Director (Principal Executive Officer)
Charles E. Hughes, Jr.



/s/ T. EDWIN STINSON, JR.                   Chief Financial Officer, Secretary,         August 10, 2001
---------------------------                 Treasurer and Director (Principal
T. Edwin Stinson, Jr.                        Financial and Accounting Officer)


/s/ M.G. SANCHEZ                            Chairman of the Board                       August 10, 2001
--------------------------
M. G. Sanchez


SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----

/s/ T. STEPHEN JOHNSON                      Vice-Chairman of the Board                   August 10, 2001
---------------------------
T. Stephen Johnson


/s/ CLAY M. BIDDINGER                       Director                                     August 10, 2001
---------------------------
Clay M. Biddinger


/s/ P. BRUCE CULPEPPER                      Director                                     August 10, 2001
---------------------------
P. Bruce Culpepper


/s/ J. MALCOLM JONES, JR.                   Director                                     August 10, 2001
---------------------------
J. Malcolm Jones, Jr.


/s/ W. ANDREW KRUSEN, JR.                   Director                                     August 10, 2001
-------------------------
W. Andrew Krusen, Jr.


/s/ NANCY E. LAFOY                          Director                                     August 10, 2001
---------------------------
Nancy E. LaFoy

/s/ WILFORD C. LYON, JR.                    Director                                     August 10, 2001
---------------------------
Wilford C. Lyon, Jr.


/s/ DAVID MCINTOSH                          Director                                     August 10, 2001
---------------------------
David McIntosh


                                  EXHIBIT INDEX

EXHIBIT       DESCRIPTION OF EXHIBIT
-------       ----------------------

3.1.2 Articles of Amendment to Second Amended and Restated Articles of Incorporation of Florida Banks, Inc.

5.1           Opinion and Consent of Akerman, Senterfitt & Eidson, P.A.

23.1          Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
              5.1)

23.2          Consent of Deloitte & Touche LLP

24.1 Powers of Attorney (included on signature page of this registration statement)